EXHIBIT 10.2

PENN VIRGINIA CORPORATION AND AFFILIATED COMPANIES

EMPLOYEES’ STOCK OWNERSHIP PLAN

(As amended and restated effective as of January 1, 2001)

PENN VIRGINIA CORPORATION AND AFFILIATED COMPANIES

EMPLOYEES’ STOCK OWNERSHIP PLAN

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PENN VIRGINIA CORPORATION AND AFFILIATED COMPANIES

EMPLOYEES’ STOCK OWNERSHIP PLAN

This is the Penn Virginia Corporation and Affiliated Companies Employees’ Stock Ownership Plan (the “Plan”), as amended and restated, that Penn Virginia Corporation maintains for its eligible employees and those of its affiliates that have adopted the Plan for their eligible employees. This Plan amendment and restatement is effective January 1, 2001. However, any provision of the Plan that is required to have an effective date prior to January 1, 2001, in order to comply with the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayer Relief Act of 1997, the Internal Revenue Service Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000 or other legislation shall be effective on the earliest date required by law.

Notwithstanding this Plan amendment and restatement, the rights and obligations under the Plan with respect to an employee who terminates employment before the effective date of this amendment and restatement shall be governed by the terms of the Plan as in effect on the date of his termination of employment, and the accrued benefit of any Participant shall not be reduced as a result of this amended and restated Plan.

BACKGROUND

Penn Virginia Corporation and the other Participating Employers maintain the Plan as an employee stock ownership plan for eligible employees to provide a means for them to acquire an equity interest in the Penn Virginia Corporation. The Participating Employers wish to recognize the contribution made to the successful operation of the Participating Employers by their Employees, to encourage broader stock ownership in Penn Virginia Corporation by eligible employees, and to share with Employees the benefits of continued growth in Penn Virginia Corporation profitability. The Plan is a stock bonus plan under section 401(a) of the Code and is intended to be an employee stock ownership plan under section 4975(e)(7) of the Code and regulations thereunder.

The purpose of the Plan is to describe the terms and conditions under which contributions, made pursuant to the Plan and used primarily or exclusively to purchase stock of Penn Virginia Corporation, will be allocated and paid to the Participants and their Beneficiaries. The Plan is for the exclusive benefit of Participants and Beneficiaries. The Board of Directors of Penn Virginia Corporation has authorized the execution of this restated and amended Plan and the Trust Agreement as presented to it.

ARTICLE I

DEFINITIONS

In this Plan, whenever the context so indicates, the singular or plural number and the masculine, feminine or neuter gender shall be deemed to include the other. The following capitalized words and phrases shall have the meanings specified when used in the Plan and the Trust Agreement, unless a different meaning is plainly required by the context.

1.1.  “Account” means the accounts maintained to record the interest of a Participant in Trust Assets held pursuant to Plan and Trust Agreement documents.

1.1.1.  “Company Stock Account” means the Account to which is credited Company Stock, which has been contributed in kind, purchased and paid for by the Trustee with Company Contributions, released from the Unallocated Stock Suspense Account for allocation to the Company Stock Account, or forfeited by other Participants.

1.1.2.  “Company Contribution Account” means the Account to which are credited Company Contributions made in cash and any investments in a Participant’s Account which are not credited to the Participant’s Company Stock Account.

1.2.  “Acquisition Loan” means a loan (or other extension of credit) used by the Trustee to finance the acquisition of Company Stock, which loan constitutes an Exempt Loan, as defined in Section 1.26.

1.3.  “Acquisition Loan Company Contribution” means the amounts contributed to the Plan by the Participating Employers pursuant to Section 3.1 to repay an Acquisition Loan.

1.4.  “Alternate Payee” means any spouse, former spouse, child or other dependent of a Participant who is recognized by a domestic relations order as having a right to receive all or a portion of a Participant’s benefits under the Plan.

1.5.  “Anniversary Date” means December 31st of each year (the last day of each Plan Year).

1.6.  “Annual Addition” means the sum credited to the Participant under each defined contribution plan for any Limitation Year, of:

1.6.1.  Company Contributions,

1.6.2.  Employee contributions (other than Rollover Contributions), and

1.6.3.  forfeitures.

The term “Annual Addition” shall also include the amount allocated to a separate account of the Participant to provide post-retirement medical benefits (a) under a defined benefit plan, as described in section 415(l)(1) of the Code, and (b) with respect to a Participant who is, or was, a Key Employee for any Plan Year, under a welfare benefit fund, as described in section 419A)(d)(2) of the Code. If no more than one-third of the Company Contribution for a Plan Year is allocated to the group of Employees consisting of Highly Compensated Employees, then Company Contributions in Section 1.6.1 above shall not include any portion of the Company Contribution used to pay interest on an Acquisition Loan and charged against the Participant’s Account and “forfeitures” in Section 1.6.3 shall not include forfeitures of Company Stock acquired by the Plan pursuant to an Acquisition Loan and reallocated to the Participant’s Account.

1.7.  “Authorized Leave of Absence” means an unpaid temporary cessation from active employment for the following purposes, provided that all Employees shall be treated alike in like circumstances:

1.7.1.  Temporary leave, such as layoff, which does not exceed six months;

1.7.2.  Absence for illness or disability, provided that such absence does not exceed one year;

1.7.3.  Military service required by law or under leave granted by the Participating Employer, provided the Employee returns within 90 days of his release from active duty or any longer period during which his right to reemployment is legally protected.

1.8.  “Beneficiary” means the person or persons who are designated by a Participant or the Plan to receive benefits payable upon the Participant’s death pursuant to Section 6.10.

1.9.  “Board of Directors” means the board of directors of the Sponsor.

1.10.  “Break in Service” means the failure of a Participant to complete at least 500 Hours of Service during a Plan Year. For purposes of determining whether an Employee has incurred a Break in Service, Hours of Service shall be recognized for “Authorized Leaves of Absence” and “Maternity and Paternity Leaves of Absence.”

For these purposes, Hours of Service shall be credited for the Plan Year in which such absence begins, but only if credit therefore is necessary to prevent the Employee from incurring a Break in Service, or, in any other case, in the immediately succeeding Plan Year. The Hours of Service credited pursuant to this paragraph shall be those which would normally have been credited, but for such absence, or in any case in which the Plan Administrator is unable to determine such hours normally credited, eight (8) Hours of Service per day. The total Hours of Service required to be credited pursuant to this paragraph shall not exceed 501.

1.11.  “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.12.  “Company Contribution” means the total of amounts contributed to the Trust by the Participating Employer to be allocated either to the Company Contribution Account or the Company Stock Account.

1.13.  “Company Stock” means shares of common stock issued by the Sponsor, or shares of preferred stock issued by the Sponsor convertible to common stock, which shares constitute “qualifying employer securities” under section 407(d)(5) of ERISA and under sections 409(l) and 4975(e)(8) of the Code.

1.14.  “Compensation” means Statutory Compensation for a Participant (i) increased by any amounts contributed by an employer on behalf of a Participant pursuant to a salary reduction agreement and not includible in the gross income of an employee under sections 125, 132, 401(k), 402(a)(8), 402(h) or 403(b) of the Code. Compensation shall not exceed $150,000, as adjusted under section 401(a)(17)(B) of the Code.

1.15.  “Direct Rollover” means a payment by the Plan to the Eligible Retirement Plan specified by and delivered to the Distributee.

1.16.  “Disability” means a disability which renders the Participant totally unable, as a result of a bodily or mental disease or injury, to perform any duties for the Participating Employer for which the Participant is reasonably fitted, which disability is expected to be of permanent or long and indefinite duration. This term shall not include any disability directly or indirectly resulting from or related to a criminal act or attempt by the Participant, any injury or disease occurring while compensation to the Participant was suspended, or any injury that was intentionally self-inflicted. Further, this term shall apply only if the Participant’s disability has been demonstrated to the satisfaction of the Plan Administrator.

1.17.  “Distributee” means an employee, former Employee or an Employee’s or former employee’s surviving spouse (and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a Qualified Domestic Relations Order) who receives a distribution of benefits under this Plan.

1.18.  “Effective Date” means June 1, 1985. The effective date of this amendment and restatement is January 1, 2001, except as otherwise specified.

1.19.  “Eligible Retirement Plan” means an eligible retirement plan account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the Distributee’s Eligible Rollover Distribution. However, in the case of an Eligible Rollover Distribution to the surviving spouse, “Eligible Retirement Plan” shall mean an individual retirement account or individual retirement annuity.

1.20.  “Eligible Rollover Distribution” means any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include:

1.20.1.  any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s designated beneficiary, or for a specified period of ten years or more;

1.20.2.  any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and

1.20.3.  the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

1.21.  “Eligibility Computation Period” means a 12-month period. The first Eligibility Computation Period begins on an Employee’s first day of employment with the Employer. The second Eligibility Computation Period begins on the first day of the Plan Year occurring during the Employee’s first Eligibility Computation Period. Subsequent Eligibility Computation Periods begin on the first day of each following Plan Year.

1.22.  “Employee” means any person employed by the Employer, including officers, shareholders, or directors who are employees, and any person who is a Leased Employee; provided that, if the total number of Leased Employees constitutes 20% or less of the number of all Employees who are not Highly Compensated Employees (including such Leased Employees), then “Employee” shall not include those Leased Employees covered by a plan described in section 414(n)(5)(B) of the Code. Employee shall not include any individual who has been classified by the Employer as an independent contractor (notwithstanding any contrary determination by a governmental agency) or any individual who is a nonresident alien and does not receive from the Employer any earned income or wages that constitute income from sources within the United States.

1.23.  “Employer” means the Sponsor and:

1.23.1.  a parent or subsidiary of the Sponsor (or company under common control with the Sponsor) that is a member of the same controlled group of corporations (within the meaning of section 1563(a) of the Code and determined without regard to sections 1563(a)(4) and 1563(e)(3)(C) of the Code) as the Sponsor; or

1.23.2.  a member of an affiliated service group, as determined under section 414(m) of the Code, of which the Sponsor is a member; or

1.23.3.  a trade or business under common control with the Sponsor, as determined under section 414(c) of the Code. “50% Employer” means an Employer, but with the phrase “more than 50%” substituted for the phrase “at least 80%” in section 1563(a) of the Code.

1.24.  “Entry Date” means each January 1, April 1, July 1, and October 1 of a Plan Year.

1.25.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.26.  “Exempt Loan” means an Acquisition Loan made to the Trust by a disqualified person (as defined in Code section 4975(e)(2)) or a loan to the Trust that is guaranteed by a disqualified person, which Acquisition Loan satisfies the requirements of Department of Labor Regulation §2550.408b-3 and Treasury Regulation §54.4975-7(b) and Section 11.1 hereof.

1.27.  “Financed Shares” means shares of Company Stock acquired with the proceeds of an Acquisition Loan.

1.28.  “Five-Percent Owner” means any Employee who owns (or is considered as owning within the meaning of section 318 of the Code) more than 5% of the outstanding stock of any Participating Employer or stock possessing more than 5% of the total combined voting power of all stock of any Participating Employer. For purposes of this Section 1.28, section 318(a)(2)(c) of the Code shall be applied by substituting “5%” for “50%” each time it appears therein.

1.29.  “Five-Year Break in Service” means five consecutive Breaks in Service.

1.30.  “Fund” means the assets and all earnings, appreciation or additions thereto held by the Trustee under the Trust for the exclusive benefit of Participants or their Beneficiaries.

1.31.  “Highly Compensated Employee” means, effective January 1, 1997, any Employee who:

1.31.1.  was a Five-Percent Owner at the time during the year or preceding year; or

1.31.2.  for the preceding year:

1.31.2.1.  received Statutory Compensation from the Employer in excess of $80,000 (as adjusted under section 414(q) of the Code); and

1.31.2.2.  if the Employer elects was in the “top-paid group” (within the meaning of section 414(q) of the Code) for such preceding year.

1.31.3.  For purposes of this Section, “Top Paid Group of Employees” shall mean the group consisting of the top 20% of Employees of the Employer for a Plan Year, when ranked on the basis of Statutory Compensation paid during such year. Solely for purposes of determining the number of Employees to be included in such group the following will be excluded:

1.31.3.1.  Employees who have not completed six months of employment;

1.31.3.2.  Employees who are normally scheduled to complete less than 17 1/2 hours per week;

1.31.3.3.  Employees who normally work not more than six months during any year;

1.31.3.4.  Employees who have not reached age 21; and

1.31.3.5.  Employees covered by a collective bargaining agreement (except as may be otherwise provided by regulation of the Secretary of Treasury).

1.31.4.  For the Plan Year in which such determination is being made, an Employee who is not a Highly Compensated Employee for the immediately preceding Plan Year (without regard to this Section 1.31.3) will not be treated as a Highly Compensated Employee under Section 1.31.1 unless the Employee is in the group of 100 Employees who are paid the greatest Statutory Compensation from the Employer during the Plan Year in which such determination is being made.

1.31.5.  For purposes of Section 1.31.1, a former Employee will be considered as a Highly Compensated Employee if the Employee was a Highly Compensated Employee upon separation of service or at any time after reaching age 55.

1.32.  “Hour of Service” means:

1.32.1.  each hour for which an Employee is paid, or entitled to payment for the performance of duties for the Employer;

1.32.2.  each hour for which an Employee is paid (including payments made under a plan maintained to comply with worker’s compensation or disability insurance laws) for a period of vacation, holiday, illness, disability, lay-off, jury duty, temporary military duty, union-authorized lost time or leave of absence.

1.32.3.  each hour for which back pay (ignoring any mitigation of damages) is either awarded or agreed to by the Company is an Hour of Service.

1.32.4.  if an Employee is absent from employment for any period because of:

1.32.4.1.  the pregnancy of an individual,

1.32.4.2.  the birth of a child of the individual,

1.32.4.3.  the placement of a child with the individual in connection with the adoption of such child by the individual, or

1.32.4.4.  the provision of care for such child for a period beginning immediately following such birth or placement,

each hour that normally would have been credited to such Employee but for such absence; provided that an Employee shall be credited with no more than 501 Hours of Service on account of any single period of absence described in this Section 1.32.4.

1.32.5.  any other hour required to be credited pursuant to applicable regulations of the Department of Labor.

1.32.6.  No Hours of Service shall be credited on account of payments made solely under a plan maintained to comply with unemployment compensation laws.

Hours of Service shall be credited to the Employee for the applicable 12 month period or periods in which the duties are performed, for which the payment is made, or to which the award, agreement or leave pertains, except that in the case of hours credited under Section 1.36 relating to a Maternity or Paternity Leave of Absence such hours shall be credited if the year in which the absence from work begins if necessary to avoid a Break-in-Service in that year, or in any other case, in the following year. Hours of Service under this Section 1.32 shall be calculated and credited under the provisions of 29 CFR section 2530.200b-2 issued by the United States Department of Labor, which regulations are incorporated herein by reference. Hours of Service shall be credited for any individual who is considered a Leased Employee for purposes of this Plan under section 414(n) of the Code.

1.33.  “Independent Appraiser”  means any appraiser meeting requirements similar to the requirements of the regulations prescribed under section 170(a)(1) of the Code and any requirements of regulations prescribed under section 3(18) of ERISA.

1.34.  “Leased Employee”  means a person who is not an Employee of the Employer, but who provides services to the Employer, where such services are performed pursuant to an agreement between the Employer and any other person or entity, and the person performing the services has done so on a substantially full-time basis for at least one year under the primary direction and control of the Employer. Notwithstanding the foregoing, a person shall not be considered a Leased Employee if:

1.34.1.  the person is covered by a money purchase pension plan that (i) covers all employees of the leasing organization (other than those rendering services directly to the leasing organization), (ii) provides a nonintegrated employer contribution rate of at least 10% of compensation (as defined in section 415(c)(3) of the Code, including amounts contributed pursuant to a salary reduction agreement which are excludable from the employee’s gross income under Code sections 125, 402(a)(8), 402(h), or 403(b)), and (iii) allows immediate participation and full and immediate vesting, and

1.34.2.  Leased Employees do not constitute more than 20% of that part of the recipient’s workforce consisting of non-Highly Compensated Employees.

This Section 1.34 shall be effective as of January 1, 1997.

1.35.  “Limitation Year”  means the Plan Year or such other 12-consecutive-month period as may be designated by the Board of Directors.

1.36.  “Maternity or Paternity Leave of Absence”  means an absence from work for any period by reason of the Employee’s pregnancy, birth of the Employee’s child, placement of a child with the Employee in connection with the adoption of such child, or any absence for the purpose of caring for such child for a period immediately following such birth or placement. For this purpose, Hours of Service shall be credited for the computation period in which the absence from work begins, only if credit therefore is necessary to prevent the Employee from incurring a one-year Break in Service, or, in any other case, in the immediately following computation period. The Hours of Service credited for a “maternity or paternity leave of absence” shall be those which would normally have been credited but for such absence, or, in any case in which the Plan Administrator is unable to determine such hours normally credited, eight (8) Hours of Service per day. The total Hours of Service required to be credited for a “maternity or paternity leave of absence” shall not exceed 501.

1.37.  “Normal Retirement Date”  means the date a Participant reaches age 65, or, if later, the fifth anniversary of the date a Participant commenced participation in the Plan.

1.38.  “Participant”  means any Employee who has satisfied the eligibility requirements of Article III and who has an account balance under the Plan.

1.39.  “Participating Employer”  means Penn Virginia Corporation and such of the Employers as have adopted this Plan for eligible Employees. Such Participating Employers are listed in Appendix A to this Plan.

1.40.  “Plan”  means the Penn Virginia Corporation and Affiliated Companies Employees’ Stock Ownership Plan, as set forth in this document and in the Trust Agreement.

1.41.  “Plan Administrator”  means the committee appointed by the Board of Directors by the Board of Directors to supervise the administration of the Plan.

1.42.  “Plan Year”  means the 12-month period ending December 31.

1.43.  “Qualified Domestic Relations Order”  means a judgment, decree or order which:

1.43.1.  relates to the provision of child support, alimony, or property rights;

1.43.2.  assigns some or all of a Participant’s benefits under the Plan to an Alternate Payee; and

1.43.3.  satisfies the requirements of section 414(p) of the Code.

1.44.  “Qualified Election Period”  means the six-Plan-Year period beginning with the Plan Year in which the Participant becomes a Qualified Participant.

1.45.  “Qualified Participant”  means any Participant who has reached age 55 and who has 10 Years of Service under this Plan.

1.46.  “Quarterly Valuation Date”  means each March 31, June 30, September 30, and December 31.

1.47.  “Required Beginning Date”  means, effective January 1, 1997, April 1 of the calendar year following the later of:

1.47.1.  the calendar year in which the Participant reaches age 70½; or

1.47.2.  the calendar year in which the Participant retires; provided, that this Section 1.47 shall not apply in the case of a Participant who is a Five-Percent Owner with respect to the Plan Year ending in the calendar year in which the Participant attains age 70½.

1.48.  “Special Allocation”  means the special one time allocation of Company Stock described in Section 4.7.
1.49.  “Sponsor”  means Penn Virginia Corporation.

1.50.  “Statutory Compensation”  means the Participant’s wages, salary, fees for professional services, and other amounts received for personal services rendered in the course of employment with the Participating Employer, including bonuses and payments with respect to overtime service, commissions paid to salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses, taxable amounts received by the Participant through accident or health insurance for personal injury or sickness or from a self-insured medical reimbursement plan, moving expenses paid or reimbursed by the Participating Employer in excess of any amount deductible by the Participant, wages or payments in lieu of wages received on account of absence from work for permanent and total Disability, the amount included in the taxable income of the Participant as a result of the grant of a non-qualified stock option by the Company or a 50% Affiliated Company, and the amount includible in the gross income of a Participant as a result of an election described in section 83(b) of the Code. Notwithstanding the foregoing, Statutory Compensation shall include only wages, salaries, payment for overtime service and bonuses for any period in which such limited definition of Statutory Compensation does not increase the allocation of benefits under this Plan to Highly Compensated Employees (taken as a group) relative to the allocation such group of Highly Compensated Employees would receive under the more inclusive definition set forth above.

Statutory Compensation shall not include:

1.50.1.1.  contributions made by an employer to a qualified plan to the extent that, before application of section 415 of the Code to that plan, the contributions are not includible in the gross income of the Participant for the year in which contributed;

1.50.1.2.  employer contributions on behalf of an employee to a simplified pension plan;

1.50.1.3.  any distribution from a plan of deferred compensation, except that any amounts received by an employee pursuant to an unfunded non-qualified plan may be included in that year that such amounts are included in gross income;

1.50.1.4.  amounts realized from the exercise of a non-qualified stock option or from stock or property that is currently taxable under section 83 of the Code;

1.50.1.5.  amounts realized from the sale, exchange, or other disposition of stock acquired through the exercise of a qualified or incentive stock option.

1.50.1.6.  other amounts that receive special tax benefits, such as premiums for group term life insurance to the extent not included in gross income, or contributions made by an employer toward the purchase of an annuity contract described in section 403(b) of the Code; and

1.50.1.7.  Statutory Compensation received in excess of $150,000, as adjusted according to section 401(a)(17) of the Code and governmental regulations.

1.51.  “Supplementary Allocation”  means the special one time allocation of Company Stock described in Section 4.8.

1.52.  “Trust” or “Trust Fund”  means the trust fund created under this Plan.

1.53.  “Trust Agreement”  means the agreement between the Sponsor and the Trustee concerning the Trust Fund.

1.54.  “Trust Assets”  mean the Company Stock and other assets held in the Trust for the benefit of Participants.

1.55.  “Trustee”  means one or more corporate persons and/or individuals selected from time to time by the Board of Directors to serve as trustee or co-trustee of the Trust Fund.

1.56.  “Unallocated Stock Suspense Account”  means an account containing Company Stock acquired with the proceeds of an Acquisition Loan and which has not been released from such account and allocated to the Participants’ Company Stock Accounts.

1.57.  “Year of Service”  means, for eligibility to participate in the Plan, a 12 month period, measured from an Employee’s initial date of hire, or anniversaries thereof, during which the Employee completes 1,000 Hours of Service; for all other purposes, Year of Service means a Plan Year during which an Employee completes 1,000 Hours of Service.

ARTICLE II

ELIGIBILITY FOR PARTICIPATION

2.1.   Initial Eligibility.    All Employees employed by the Participating Employer are eligible to participate in the Plan except for those Employees who are members of a collective bargaining unit unless a collective bargaining agreement covering those Employees provides for their participation in the Plan. All such eligible Employees shall participate in the Plan as of the Entry Date occurring immediately after the date upon which the Employee completes a Year of Service for eligibility to participate.

2.2.   Participation.    A Participant shall share in contributions under Section 3.1 made as of each Quarterly Valuation Date for each such calendar quarter during which he has 250 Hours of Service and (i) is employed on the Quarterly Valuation Date, or (ii) terminates employment with the Participating Employer during the calendar quarter upon death or after reaching age 55. A Participant shall also share in contributions under Section 3.1 made as of each of the Quarterly Valuation Dates in any Plan Year if the Participant has at least 1,000 Hours of Service as a Participant during the Plan Year and is employed on the last day of the Plan Year, irrespective of whether the Participant achieved 250 Hours of Service in each calendar quarter.

2.3.   Participation After Reemployment.    A Participant whose employment with the Participating Employer is terminated and who subsequently again becomes an eligible Employee shall be readmitted as a Participant as of the first day he receives Compensation from the Participating Employer.

2.4.   Data.    The Plan Administrator shall furnish each eligible Employee who becomes a Participant in the Plan with a form requesting such information as the Plan Administrator may desire, including, but not limited to, date of birth of the Employee and the Beneficiary designation of such Employee. Participants shall also provide the Plan Administrator with such other data at such other times and in such form as the Plan

Administrator may consider necessary or appropriate for the determination of the Employee’s rights and benefits under the Plan and shall otherwise cooperate fully with the Plan Administrator in the administration of the Plan.

2.5.   Omission of Eligible Employee.    If, in any fiscal year of the Participating Employer, any Employee who should be included as a Participant in the Plan is erroneously omitted, and discovery of such omission is not made until after a contribution by the Participating Employer for the year has been made, the Participating Employer shall make a subsequent contribution with respect to the omitted Employee in the amount which the Participating Employer would have contributed if he or she had not been omitted. Such contribution shall be made regardless of whether or not it is deductible in whole or in part in any taxable year under applicable provisions of the Code.

2.6.   Inclusion of Ineligible Employee.    If, in any fiscal year of the Participating Employer, any Employee who should not have been included as a Participant in the Plan is erroneously included, and discovery of such incorrect inclusion is not made until after a contribution by the Participating Employer for the year has been made, the Participating Employer shall not be entitled to recover the contribution made with respect to the ineligible Employee regardless of whether or not a deduction is allowable with respect to such contribution. In such event, the amount contributed with respect to the ineligible Employee shall constitute a forfeiture for the Plan Year in which the discovery is made. A forfeiture shall be deemed to be a Company Contribution to the Plan made pursuant to Section 3.1 of the Plan Year in which such forfeiture occurs.

ARTICLE III

COMPANY CONTRIBUTIONS

3.1.   Company Contributions.

3.1.1.  The Participating Employer may make a contribution to the Trust Fund for each Plan Year to be allocated to the Account of each Participant eligible to receive such allocation under Section 2.2. The contribution, if any, shall be in an amount to be determined by the Board of Directors in its sole discretion, provided that the Participating Employer shall make a contribution at least in an amount that will allow the Trust Fund to satisfy any currently maturing obligations under any Acquisition Loan, or, if such Acquisition Loan is from the Participating Employer, shall extend the term of such Acquisition Loan so as to prevent default by the Trust under such Acquisition Loan.

3.1.2.  Company Contributions may be paid in cash, shares of Company Stock, or by forgiveness of indebtedness, as determined by the Sponsor, provided however, that Company Contributions shall be paid in cash to the extent necessary for the Trust Fund to satisfy any currently maturing obligations under any Acquisition Loan.

3.1.3.  Any Company Contributions made in Company Stock that is readily tradable on an established public market shall be deemed to have a value for purposes of determining the amount of such Company Contribution that is:

3.1.3.1.  the average of the closing bid and asked price per share of such Company Stock on the over-the-counter market for the last trading day immediately preceding the date the Company Stock is contributed to the Plan; or

3.1.3.2.  if Company Stock should become listed on a national securities exchange, or reported on the National Market System of the National Association of Securities Dealers Automated Quotation System, the mean between the high and low trading prices for the Company Stock on that exchange or system on the day Company Stock was traded which immediately precedes the date the Company Stock is contributed to the Plan; or

3.1.3.3.  if Company Stock is not readily tradable on an established public market, or if the Trustee determines that such quotations or trading prices do not accurately reflect the market value, the fair market value of the Company Stock as of the date of the Company Contribution as determined by an Independent Appraiser.

3.1.4.  Any Company Contributions made by forgiveness of indebtedness shall be pursuant to a written certificate of the Sponsor describing the indebtedness that is forgiven, the date of forgiveness, and the principal and interest portions thereof.

3.1.5.  Company Contributions for any Plan Year shall be paid to the Trust Fund no later than the due date (including extensions thereof) for filing the Participating Employer’s income tax return for the fiscal year of the Participating Employer ending within such Plan Year. In no event shall the Company Contribution under this Section 3.1 for any Plan Year exceed the lesser of:

3.1.5.1.  the maximum amount the Participating Employer is permitted to deduct as an expense on its federal income tax return; or

3.1.5.2.  the maximum amount which may be credited for such Plan Year in accordance with individual maximum Annual Addition limitations as set forth in Section 4.11.

3.1.6.  If any part of the Company Contribution for a Plan Year is in cash for purposes other than discharging Acquisition Loan indebtedness, such cash shall be applied by the Trustee to the purchase of Company Stock at such time that such Company Stock is available for purchase and the Trustee deems it desirable to purchase such Company Stock.

3.2.   Participant Contributions.    No Participant shall be required or permitted to make any contributions to the Plan.

3.3.   Trust Fund.

3.3.1.  The contributions deposited by the Participating Employer in the Trust Fund in accordance with this Article III shall constitute a fund held for the benefit of Participants and their eligible Beneficiaries under and in accordance with this Plan. No part of the principal or income of the Trust Fund shall be used for, or diverted to, purposes other than for the exclusive benefit of such Participants and their eligible Beneficiaries (including necessary administrative costs); provided, however, in the case of a contribution made by the Participating Employer (a) as a mistake of fact, or (b) for which a tax deduction is disallowed, in whole or in part by the Internal Revenue Service, the Participating Employer shall be entitled to a refund of said contributions.

3.3.2.  Any refund of contributions described in Section 3.3.1 must be made (a) within one year after payment of a contribution made as a mistake of fact, or (b) within one year after disallowance of the tax deduction, to the extent of such disallowance.

ARTICLE IV

PARTICIPANT ACCOUNTS

4.1.   Creation of Accounts.    The Plan Administrator shall create and maintain adequate records to disclose the interest in the Trust Fund of each Participant and Beneficiary under the Plan. Such records shall be in the form of individual Accounts (including a Company Stock Account for each Participant), and credits and charges shall be made to such Accounts in the manner herein described. The maintenance of individual Accounts is only for accounting purposes, and a segregation of the assets of the Trust Fund to each Account shall not be required. Distributions made from an Account shall be charged to the Account as of the date paid.

4.2.   Valuation.    The value of the Trust Fund shall be computed as of the close of business on each Quarterly Valuation Date on the basis of the fair market value of the assets of the Trust Fund. The fair market value of Company Stock held by the Trust shall be determined as set forth in Section 3.1.3 as of each Quarterly Valuation Date on a per share basis for each share of Company Stock.

4.3.   Apportionment of Gain or Loss.    The value of the Trust Fund as computed pursuant to Section 4.2 shall be compared with the value of the Trust Fund as of the previous Quarterly Valuation Date. Any difference in the value, not including contributions made since the preceding Quarterly Valuation Date, shall be the net increase or decrease of the Trust Fund, and such amount shall be ratably apportioned by the Trustee on its books among the Participants’ Accounts. Dividends paid with respect to Company Stock allocated to Participant’s Accounts or credited to the Unallocated Suspense Account shall be accounted for pursuant to Section 4.6.

4.4.   Allocation of Company Contributions.

4.4.1.  Each Company Contribution under Section 3.1 shall be allocated as of the last day of the calendar quarter for which the contribution is made among the Company

Contribution Account and the Company Stock Account of eligible Participants in the proportion that his Compensation for that calendar quarter bears to the Compensation of all Participants eligible to share in the Company Contribution on that Quarterly Valuation Date under Section 2.2. Each Participant’s Company Contribution Account shall be credited with the Participant’s allocable share of the Company Contribution contributed in cash and the Participant’s appropriate Account shall be debited for the Participant’s allocable share (to be determined by the same method used to allocate Company Contributions) of cash payments made by the Trustee for the acquisition of Company Stock or for the payment of principal and/or interest on an Acquisition Loan. Each Participant’s Company Stock Account shall be credited with the Participant’s allocable share of Company Stock contributed in kind by the Participating Employer for the calendar quarter or purchased and paid for by the Trustee out of the Participant’s Company Contribution Account.

4.4.2.  Notwithstanding the foregoing provisions, if a Participant has 1,000 Hours of Service as a Participant during the Plan Year and is employed on the last day of the Plan Year, but did not receive an allocation of Company Contributions on any Quarterly Valuation Date occurring during the Plan Year, then such Participant shall receive an additional allocation of the Company Contribution made as of the last Quarterly Valuation Date occurring during the Plan Year sufficient so that the total allocation to the Participant of Company Contributions for all Quarterly Valuation Dates occurring during the Plan Year is in the proportion that his Compensation for the Plan Year bears to the Compensation of all Participants for all periods during the Plan Year in which such Participants were eligible to share in the Company Contribution.

4.5.   Allocation of Dividends.    Cash dividends paid with respect to unallocated shares of Company Stock shall be applied to the repayment of the Acquisition Loan under which such stock was purchased and Company Stock allocated as a consequence of such repayment shall be allocated according to Section 4.4. Subject to Section 4.6, any cash dividends paid on shares of Company Stock allocated to Participants’ Company Stock Accounts and remitted to the Trust Fund will, at the direction of the Sponsor and prior to the close of the Plan Year in which paid, be:

4.5.1.  applied to repayment of an outstanding Acquisition Loan relating to the Company Stock upon which the dividend is received, or

4.5.2.  distributed to Participants in cash, or

4.5.3.  invested in Company Stock.

4.6.   Dividend Limitations.

4.6.1.  If cash dividends paid on allocated shares of Company Stock are applied to repayment of an Acquisition Loan pursuant to Section 4.5.1, each Participant Account holding allocated shares shall receive an allocation of Company Stock for the Plan Year having a fair market value at least as great as the amount of the cash dividend that would have been allocated to the Participant’s Account but for the Acquisition Loan payment.

4.6.2.  The unallocated shares of Company Stock to be allocated to Participant Accounts pursuant to Section 4.5.1 as a consequence of cash dividends on allocated shares of Company Stock shall be allocated to Participant Accounts in the proportion to which the cash dividend is attributable to Company Stock held in each Participant Account.

4.6.3.  If cash dividends on allocated shares of Company Stock are invested in Company Stock pursuant to Section 4.5.3, the Participant shall receive an allocation of such Company Stock with a fair market value at least as great as the value of the dividend that would be paid on Company Stock previously allocated to such Participant’s Account. Effective January 1, 2002, the Sponsor may, in its sole discretion, permit Participants to elect to receive payments under Section 4.5.1 or Section 4.5.2 instead of having such dividends reinvested under Section 4.5.3. Such election will be permitted in accordance with nondiscriminatory policies and procedures.

4.6.4.  Any stock dividends on Company Stock shall be credited to the Accounts to which such Company Stock is allocated.

4.7.   Special Allocation.

4.7.1.  Subject to Section 4.7.2, the following shares of Company Stock shall be allocated to current Participants’ Accounts in a non-discriminatory manner, pursuant to a Special Allocation:

4.7.1.1.  Company Stock purchased by application of certain cash dividends paid on unallocated shares prior to June 30, 2001; and

4.7.1.2.  Company Stock allocated to Participants’ Accounts in excess of the family aggregation limits of section 414(q) of the Code prior to January 1, 1997.

4.7.2.  The following limitations and conditions shall apply to the Special Allocation:

4.7.2.1.  Only Participants who rendered an Hour of Service during the first two calendar quarters in the 2001 Plan Year will be eligible to receive a Special Allocation;

4.7.2.2.  The total Special Allocation to all eligible Participants (as described in Section 4.7.2.1) shall be at least equal to the sum of (i) the excess of the current fair market value of shares of Company Stock described in Section 4.7.1.1 over the amount paid for such shares (determined at the date of allocation) and (ii) the fair market value (determined at the date of determination) of the shares forfeited from Participants’ Accounts due to the application of the family aggregation rules of section 414(q) of the Code prior to January 1, 1997;

4.7.2.3.  The Company Stock shall be allocated to Participants in a manner analogous to the allocation of Company Contributions under Section 4.4, except that the Statutory Compensation taken into account in determining a Participant’s allocation shall be limited to 50% of the permissible limit on includible Statutory Compensation under section 401(a)(17) of the Code; and

4.7.2.4.  Notwithstanding anything in the Plan to the contrary, a Participant who forfeits Company Stock due to the application of the family aggregation rules of section 414(q) of the Code shall not share in any portion of the Special Allocation under Section 4.7.1.2 and shall have the portion of the Special Allocation under Section 4.7.1.1 reduced by the shares of Company Stock so forfeited.

4.8.   Supplementary Allocation.

4.8.1.  Subject to Section 4.8.2, Company Stock purchased by cash invested in a money market account held in the Unallocated Stock Suspense Account as of December 31, 2001, shall be allocated to current Participants’ Company Stock Accounts in a non-discriminatory manner, pursuant to this Supplementary Allocation.

4.8.2.  The following limitations and conditions shall apply to the Supplementary Allocation:

4.8.2.1.  Only Participants who rendered an Hour of Service during the 2001 Plan Year will be eligible to receive a Supplementary Allocation;

4.8.2.2.  The Company Stock shall be allocated to Participants’ Company Stock Accounts in a manner analogous to the allocation of Company Contributions under Section 4.4; and,

4.8.2.3.  The Statutory Compensation taken into account in determining a Participant’s allocation shall be limited by the permissible amount of includible Statutory Compensation under section 401(a)(17) of the Code.

4.9.   Accounting for Allocations.    The Plan Administrator shall establish or provide for the establishment of accounting procedures for the purpose of making the allocations, valuations and adjustments to Participants’ Accounts provided for in this Article. From time to time such procedures may be modified for the purpose of achieving equitable and nondiscriminatory allocations among the Accounts of Participants in accordance with the general concepts of the Plan and the provisions of this Article.

4.10.   Special Nonallocation Rule.

4.10.1.  Notwithstanding Sections 4.3, 4.4, 4.5 and 4.6, no “Section 1042 Stock” (as hereafter defined) shall be allocated to any “Section 1042 Participant” (as hereafter defined) during the “Section 1042 Nonallocation Period” (as hereafter defined). Section 1042 Stock shall be allocated according to Section 4.4, except that the Compensation of all Section 1042 Participants shall be excluded. The foregoing restriction shall cease to apply to any Section 1042 Stock in the Suspense Account at such time as such stock ceases to be Section 1042 Stock.

4.10.2.  For the purposes of this Section 4.10:

4.10.2.1.  “Section 1042 Stock” means Company Stock purchased by the Trustee but only if in connection with such purchase, the seller of such Company Stock has timely elected application of section 1042 of the Code to such sale and the sale of such Company Stock and purchase of replacement securities by the seller meets all applicable requirements of section 1042 of the Code;

4.10.2.2.  “Section 1042 Participant” means:

(A)  a Participant who has made an election under section 1042 with respect to Company Stock or other employer securities; or

(B)  any spouse, ancestor, lineal descendent or brother or sister (by whole or by half blood) of a Participant who has made an election under section 1042 with respect to Company Stock or other employer securities; or

(C)  a Participant who owns, directly or indirectly (after application of the attribution rules provided in section 318(a) of the Code without regard to section 318(a)(2)(B)(i)) more than 25% of the value of any class of outstanding stock (or more than 25% of the total value of any class of outstanding stock) of the Participating Employer.

4.10.2.3.  “Section 1042 Nonallocation Period” means the period with respect to any Section 1042 Stock beginning on the date of sale of such section 1042 Stock and ending on the later of (i) the date of the allocation of Company Stock attributable to the final payment of all Acquisition Loans with respect to such Section 1042 Stock, or (ii) the date which is ten years after the date of sale of such Section 1042 Stock.

4.11.   Maximum Annual Additions.    The provisions of this Section shall be construed to comply with the maximum Annual Additions permitted under section 415 of the Code. Notwithstanding anything in this Article to the contrary, the maximum allocations credited to a Participant’s Accounts for any “limitation year” shall equal the lesser of (i) $35,000 or (ii) 25% of the Participant’s Statutory Compensation for such Limitation Year.

4.11.1.  the Participant’s own contributions, determined without regard to rollover contributions (as defined in sections 402(a)(5), 403(a)(4), 403(b)(8) and 408(d)(3) of the Code) and without regard to employee contributions to a Simplified Employee Pension which are excludable from gross income under section 408(b) of the Code, allocated for any Limitation Year to any Participant under this and any other defined contribution plan maintained by the Participating Employer.

4.11.2.  If the Company Contributions under this Plan and any other defined contribution plan maintained by the Participating Employer would cause such plans to exceed the limitations set forth in Section 4.11.1, then the following remedial measures shall be taken in the following order to attempt to comply with such limitations:

4.11.2.1.  If Company Stock cannot be allocated to a Participant’s Account because of the limitation contained in Section 4.11.1, but would be able to be allocated consistent with such limitation if not more than one-third of the Company Contribution were allocated to the group of Employees consisting of Highly Compensated Employees, and allocation of such Company Stock exclusively on behalf of non-Highly Compensated Employees would result in not more than one-third of the Company Contribution allocated to the group of Employees consisting of Highly Compensated Employees, then such Company Stock shall be allocated to the Accounts of non-Highly Compensated Employees notwithstanding Section 4.4.

4.11.2.2.  If Company Contributions and/or forfeitures cannot be allocated to a Participant’s Account because of the limitation contained in subsection 4.11.1, such Company Contributions and/or forfeitures will be allocated to the Accounts of the remaining Participants in accordance with Section 4.2 and provided such allocations do not result in any Highly Compensated Employee receiving an allocation of Company Contributions and/or forfeitures for such Plan Year that is greater as a percentage of Statutory Compensation than the allocation of Company Contributions and/or forfeitures for such year as a percentage of Statutory Compensation for any non-Highly Compensated Employee.

4.11.2.3.  If Company Contributions otherwise allocable to the Accounts of Participants would exceed the limits of Section 4.11.1 as a result of a reasonable error in estimating the Participants’ Statutory Compensation, the Plan Administrator shall determine the amount of the excess and the Trustee shall hold the excess in a suspense account until the following Plan Year (or succeeding Plan Years), at which time it shall be allocated pursuant to Section 4.4 to the Accounts of all Participants before Company Contributions Company may be made for the Plan Year. Amounts held in the suspense account shall share in the investment gains and losses of the Trust Fund.

4.11.2.4.  If the limits of Section 4.11.1 will be exceeded as a result of a Company Contribution to another qualified plan and the Participating Employer is permitted by law and by the terms of such other qualified plan to reduce the Company Contribution to such qualified plan or to receive refund of a portion of the Company Contribution to such qualified plan, the Participating Employer shall reduce its Company

Contribution to such qualified plan or exercise its right to receive a refund from such qualified plan to the extent necessary to comply with the limitations set forth in Section 4.11.1.

4.11.3.  For Plan Years beginning before January 1, 2000, if in any Limitation Year a Participant in this Plan is also a participant in one or more defined benefit plans and one or more defined contribution plans maintained by the Employer, the Annual Addition referred to in Section 4.11.3.2 shall be reduced, if necessary, so that the sum of the fractions described in Sections 4.11.3.2 and 4.11.3.3 does not exceed 1.0 for such Limitation Year.

4.11.3.1.  Defined Benefit Fraction.    The defined benefit fraction for any Limitation Year is a fraction, the numerator of which is the Participant’s projected annual benefit under the defined benefit pension plans in which he has participated, determined as of the close of the Limitation Years of such plans, and the denominator of which is the lesser of: (A) 1.25 x $90,000; or (B) 140% of the Participant’s highest average Statutory Compensation over any three consecutive calendar years. For the purpose of this Subsection, “projected annual benefit” shall mean the annual benefit to which a Participant would be entitled under the terms of a defined benefit plan if he had continued employment until his normal retirement date under such plan and as if his Statutory Compensation for the purpose of such plan had continued at the same rate.

4.11.3.2.  Defined Contribution Fraction.    The defined contribution fraction for any Limitation Year is a fraction, the numerator of which is the sum of the Annual Additions to the Participant’s accounts under all defined contribution plans sponsored by the Employer for the Limitation Year, and the denominator of which is the sum of the lesser of: (A) 1.25 x $30,000 or (B) 35% of the Participant’s Statutory Compensation for such Limitation Year.

This Section 4.11.3. shall no longer be applicable for Plan Years beginning on or after January 1, 2000.

4.11.4. (1)  The dollar limitations described in Sections 4.11.1 and 4.11.3 shall be adjusted in accordance with governmental regulations describing the method and amount of such adjustments.

            (2)  The dollar limitations described in Sections 4.11.1 and 4.11.3 shall not reduce the Annual Additions to the Account of any Participant under the Plan prior to the Effective Date, using the applicable maximum dollar limitations then in effect.

4.11.5.  Contributions allocated to an Individual Medical Benefit Account, as defined in section 415(l)(2) of the Code, shall be treated as an Annual Addition to a defined contribution plan for purposes of the determining application of the limitations described in Sections 4.11.1 and 4.11.3.

4.11.6.  Amounts attributable to medical benefits allocated to an account established under section 419A(d) of the Code on behalf of a Key Employee (as defined in Section 7.2.3) shall be treated as an Annual Addition to a defined contribution plan for purposes of determining application of the limitation described in Sections 4.11.1 and 4.11.3.2.

ARTICLE V

VESTING

The Accounts of all Participants shall be fully (100%) vested at all times.

ARTICLE VI

BENEFIT DISTRIBUTIONS TO PARTICIPANTS AND BENEFICIARIES

6.1.   General.    A Participant shall not be permitted to withdraw any portion of his interest under the Plan while he is employed by the Participating Employer, except in the case of dividends distributed in cash to Participants as set forth in Section 4.5 and distributions required by law and set forth in Section 6.2.3. All distributions shall be subject to mandatory withholding rules as may be in effect under the Code and accompanying regulations unless a Distributee elects a Direct Rollover set forth in Section 6.13. All distributions shall be made solely in accordance with this Article VI.

6.2. Time of Distribution to Participants.

6.2.1.  Unless the Participant elects otherwise in writing, distribution of benefits to a Participant (or his beneficiary) under the Plan shall be made as soon as administratively feasible after the Quarterly Valuation Date coinciding with or next following the date upon which the Participant terminates his employment with the Participating Employer, whether as a result of death, Disability, retirement at or after his Normal Retirement Date, or for any other reason.

6.2.2.  All benefits accrued on behalf of a Participant who dies or suffers a Disability shall be distributed within five years of the date of death or Disability, or if sooner, on the date that the Participant would have reached age 70½. If a Participant dies or suffers a Disability after distribution of his benefits have commenced, such Participant’s remaining interest in the Plan shall be distributed at least as rapidly as under the method of distribution being used as of the date of the Participant’s death.

6.2.3  Notwithstanding any Participant election or any other provision of this Plan, each Participant under the Plan shall receive his entire benefit under the Plan not later than his Required Beginning Date. Distributions under this Article VI shall be made in accordance with section 401(a)(9) of the Code and the regulations thereunder. The provisions of this Section 6.2.3 shall override any distribution option otherwise provided in the Plan that is inconsistent with section 401(a)(9) of the Code. With respect to distributions under the Plan made in calendar years beginning on or after January 1, 2002, the Plan will apply the minimum distribution requirements of section 401(a)(9) of the Code in accordance with the regulations under section 401(a)(9) that were proposed in January 2001, notwithstanding any provision of the Plan to the contrary. The preceding sentence shall continue in effect until the end of the last calendar year beginning before the effective date of final regulations under Code section 401(a)(9) or such other date specified in guidance published by the Internal Revenue Service.

6.3.   TEFRA 242(b) Elections.    Notwithstanding anything in this Article VI to the contrary, in the event a Participant made, and filed with the Plan Administrator, a retirement benefit payment election prior to 1984 under section 242(b) of the Tax Equity and Fiscal Responsibility Act of 1982, such Participant’s retirement benefit shall be paid to the Participant or his Beneficiary in such form and over such period as the Participant shall have elected. This Section 6.3 shall not apply in the event such a Participant subsequently revokes such 242(b) benefit payment election.

6.4.   Cash Out.    No Participant shall be required to receive a distribution of all or part of the balance of his Accounts prior to his Normal Retirement Date if the total value of his Accounts under this Plan is or has ever been greater than $5,000.

6.5.   Valuation for Distribution.    For the purpose of paying the amounts to be distributed to a Participant or his Beneficiaries pursuant to Section 6.7 or determining the fair market value of Company Stock to be repurchased by the Participating Employer pursuant to Section 6.8, the value of Company Stock held within the Trust Fund and the value of the Participant’s interest in Company Stock shall be determined by an Independent Appraiser in accordance with the provisions of Section 3.1.3 as of the Quarterly Valuation Date coincident with or immediately preceding the date upon which the Participant is to receive a distribution from the Plan.

6.6.   Mode of Distribution.

6.6.1.  Unless a Participant elects to receive distribution of his benefits in equal annual installments, the distribution of the Participant’s Accounts will be in a lump sum.

6.6.2.  A Participant may not elect a distribution period longer than his life expectancy as determined according to life expectancy tables set forth under the Code. All benefits must be distributed by the Participant’s Required Beginning Date.

6.7.   Form of Distribution.    Distribution of a Participant’s Account will be made in shares of Company Stock or cash; provided, however that the Plan Administrator shall provide written notification to the Participant of his right to demand that the value of the portion of his Account not diversified pursuant to Section 10.6 be distributed solely in whole shares of Company Stock, with cash to be distributed with respect to any remainder portion. If, however, the Participating Employer’s certificate of incorporation or its bylaws restrict ownership of substantially all of the Company’s Stock to its employees and/or to qualified trusts established for the benefit of its employees, a Participant’s benefits shall be paid in cash and he shall not have any right to request that they be paid in Company Stock.

6.8.   Option to Have Sponsor Purchase Company Stock.    Any Participant who receives Company Stock not readily tradable on an established market pursuant to Section 6.7, and any person who has received Company Stock not readily tradable on an established market from such a Participant by reason of the Participant’s death or incompetency shall have the right to require the Sponsor to purchase all (but not less than all) Company Stock received in a distribution from the Trust for its current fair market value (hereinafter referred to as the “Put Option”). The Put Option may only be exercised by a person described in the preceding sentence and may not be transferred either separately or together with any Company Stock to any other person. The Put Option shall be subject to the following rules:

6.8.1.  The Put Option shall be exercisable only with respect to the entire distribution of Company Stock received by a Participant from the Trust.

6.8.2.  The Put Option shall be exercised by written notice to the Sponsor during the first 60 days after the Company Stock is distributed by the Plan and for a 60-day period commencing one year after the Company Stock is distributed by the Plan, and, if exercised, the Trustee may, in his sole discretion, assume the Company’s rights and obligations with respect to purchasing the Company Stock.

6.8.3.  If the Sponsor is required to repurchase Company Stock distributed to a Participant as part of a distribution of a Participant’s entire Accounts within a single taxable year of the Participant, (a) the amount to be paid must be paid in substantially equal periodic payments (not less frequently than annually) over a period beginning not later than 30 days after the exercise of the Put Option described above and not exceeding five years, and (b) there must be adequate security provided and a reasonable rate of interest paid on the unpaid amounts referred to in (a).

6.8.4.  If the Sponsor is required to repurchase Company Stock as part of an installment distribution, the amount to be paid for the Company Stock shall be paid not later than 30 days after the exercise of the Put Option described above.

6.8.5.  Nothing contained in this Section 6.8 shall be deemed to obligate the Sponsor to register any Company Stock under any federal and state securities law or to create a public market to facilitate transferability of Company Stock.

6.9.   Restrictions on Participants’ Disposition of Company Stock.    Any Participant who receives Company Stock not readily tradable on an established market pursuant to Section 6.7, and any person who has received Company Stock not readily tradable on an established market from such a Participant by reason of the Participant’s death or incompetency shall, prior to any sale or other transfer of the Company Stock, first offer in writing to sell Company Stock to the Sponsor and the Plan at its fair market value.

6.9.1.  This restriction shall apply to any non-gratuitous transfer, whether voluntary, involuntary, or by operation of law, except that it shall not apply to a transfer either to a Participant’s personal representatives or to the bank or other investment institution receiving the Company Stock in a rollover contribution. Either the Sponsor or the Trustee may accept the offer within 14 days after it is delivered.

6.9.2.  If a Participant who has received Company Stock pursuant to Section 6.7 shall have received a bona fide written offer from a prospective buyer in excess of the current fair market value of the Company Stock as determined according to Section 3.1.3, then, notwithstanding Section 3.1.3, the fair market value of the Company Stock shall be the amount of the offer, however, the Plan shall not be permitted to purchase the Company Stock from the Participant.

6.9.3.  Any Company Stock distributed by the Plan shall bear a conspicuous legend describing the right of first refusal under this Section 6.9 as well as any other restrictions upon the transfer of the Company Stock pursuant to the Sponsor’s certificate of incorporation, the Sponsor’s bylaws, or federal or state securities laws and regulations.

6.10.   Beneficiary Designation.

6.10.1.  Death benefits under the Plan shall be paid to the Participant’s surviving spouse unless the Participant establishes to the satisfaction of the Plan Administrator either that he has no spouse or that his spouse cannot be located, or

6.10.1.1.  such spouse consents in writing not to receive such benefit and consents to the specific beneficiary designated by the Participant,

6.10.1.2.  such consent acknowledges its own effect, and

6.10.1.3.  such consent is witnessed by a notary public.

6.10.2.  Except as provided in Section 6.10.1, each Participant shall have the unrestricted right at any time to designate the Beneficiary or Beneficiaries who shall receive, on or after his death, his interest in the Trust Fund. Such designation shall be made by executing and filing with the Plan Administrator a written instrument in such form as may be prescribed by the Plan Administrator for that purpose. Except as provided in this Section 6.10.2, the Participant shall also have the unrestricted right to revoke and to change, at any time and from time to time, any Beneficiary designations previously made. Such revocations and/or changes shall be made by executing and filing with the Plan Administrator a written instrument in such form as may be prescribed by the Plan Administrator for that purpose. No designation, revocation, or change of Beneficiary shall be valid and effective unless and until filed with the Plan Administrator. If no Beneficiary designation is made, or if the Beneficiary named in such designation predecease the Participant, or if the Beneficiary cannot be located by the Plan Administrator, the interest of the deceased Participant shall be paid to the Participant’s surviving spouse or, if none, to the Participant’s estate.

6.11.   Mailing Address.    Benefit payments and notifications hereunder to any Participant shall be deemed made when mailed to the last address furnished to the Plan Administrator.

6.12.   Delay in Benefit Determination.    If the Plan Administrator is unable to determine the benefits payable to a Participant or Beneficiary on or before the latest date prescribed for payment pursuant to Section 6.2, the benefits shall in any event be paid within 60 days after they can first be determined.

6.13.   Eligible Rollover Distributions.    Notwithstanding any provision of the Plan to the contrary that would otherwise limit a Distributee’s election under this Section, a Distributee may elect, at the time and in the manner set forth herein, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in an Direct Rollover. If a Distributee elects to receive his Distribution of a Participant’s Account in cash or a combination of Company Stock and cash, or as described in Section 6.5, is required to receive such distribution in cash, and such distribution is an Eligible Rollover Distribution, the Distributee shall receive written notice, as more fully described in Section 6.13, of his right to request that the distribution be transferred as a Direct Rollover. Such Direct Rollover shall be completed pursuant to the written directions of the Distributee. Such written directions shall acknowledge the Distributee’s intention that the distribution be paid to an Eligible Retirement Plan as a Direct Rollover, and must contain the name of the new Trustee and the address of the Distributee to which the distribution should be sent. Upon its’ receipt of the directions, the Plan Administrator shall communicate such directions to the Trustee, who will draw the distribution check payable to the new receiving Trustee. The Plan Administrator and or Trustee will mail the check payment as soon as is administratively feasible to the Distributee at the address listed by the Distributee in his written directions.

6.14.   Administrative Discretion.    Benefits under this Plan will be paid only if the Plan Administrator decides in its sole discretion that the applicant is entitled to them.

ARTICLE VII

TOP-HEAVY PROVISIONS

7.1.   General.    The following provisions shall apply automatically to the Plan and shall supersede any contrary provisions for each Plan Year in which the Plan is a Top-Heavy Plan. It is intended that this Article shall be construed in accordance with the provisions of section 416 of the Code.

7.2.   Definitions.    The following definitions shall supplement those set forth in Article I the Plan:

7.2.1.  “Aggregation Group” shall mean:

7.2.1.1.  each plan (including a frozen plan or a plan that has been terminated during the 60-month period ending on the Determination Date) of the Employer in which a Key Employee is a participant;

7.2.1.2.  each other plan (including a frozen plan or a plan that has been terminated during the 60-month period ending on the Determination Date) of the Employer that enables any plan in which a Key Employee participates to meet the requirements of sections 401(a)(4) or 410 of the Code; and

7.2.1.3.  each other plan (including a frozen plan or a plan that has been terminated during the 60-month period ending on the Determination Date) of the Employer that is included by the Sponsor if the Aggregation Group, including such a plan, would continue to meet the requirements of sections 401(a)(4) and 410 of the Code.

7.2.2.  “Determination Date” shall mean the last day of the preceding Plan Year, except that for the first Plan Year it shall mean the last day of that Plan Year.

7.2.3.  “Key Employee” for any Plan Year shall mean any Employee or former Employee who at any time during the 60-month period ending on the last day of that Plan Year is described below. The term “Key Employee” shall also include the beneficiaries of such persons:

7.2.3.1.  An officer of the Employer having Compensation for a Plan Year during such period greater than 50% of the amount in effect under section 415(b)(1)(A) of the Code;

7.2.3.2.  One of the ten employees of the Employer with:

(A)  Statutory Compensation greater than the amount described in section 415(c)(1)(A) of the Code; and

(B)  at least one-half of 1% of the ownership interests in the Employer;

who own (or are considered as owning, within the meaning of section 318 of the Code) the largest interests in the Employer.

7.2.3.3.  A person who (after application of section 318 of the Code) owns more than 5% of the outstanding stock of the Employer or who owns stock possessing more than 5% of the voting power of

7.2.3.4.  A person who (after application of section 318 of the Code, substituting “5%” for “50%” in section 318(a)(2)(C)) (i) owns more than 1% of the outstanding stock of the Employer or who owns stock possessing more than 1% of the voting power of all Company Stock; and (ii) who has Statutory Compensation in excess of $150,000.

The above determination will be made in accordance with section 416(l) of the Code. No more than 50 employees (or, if less, the greater of three employees or 10% of the greatest number of employees, including Leased Employees within the meaning of section 414(n) of the Code, employed by the Employer during the 60-month period ending on the Determination Date) shall be treated as officers. Employees shall not include employees described as excluded according to Section 2.1.

7.2.4.  “Key Employee Ratio” shall mean the ratio for any Plan Year, calculated as of the Determination Date of such Plan Year, determined by comparing the amount described in Section 7.2.4.1 with the amount described in Section 7.2.4.2 after deducting from each such amount any portion thereof described in Section 7.2.4.3. The present value of accrued benefits under all qualified defined benefit plans included in the Aggregation Group shall be determined on the basis of the 1988 Unisex Mortality Table and an interest rate of 7%.

7.2.4.1.  The sum of (A) the present value of all accrued benefits of Key Employees under all qualified defined benefit plans included in the Aggregation Group, (B) the balances in all of the accounts of Key Employees under all qualified defined contribution plans included in the Aggregation Group, and (C) the amounts distributed from all plans in such Aggregation Group to or on behalf of any Key Employee during the period of five Plan Years ending on the Determination Date, except benefits paid on account of death in excess of the accrued benefit or account balances immediately prior to death.

7.2.4.2.  The sum of (A) the present value of all accrued benefits of all participants under all qualified defined benefit plans included in the Aggregation Group, (B) the balances in all of the accounts of all participants under all qualified defined contribution plans included in the Aggregation Group, and (C) the amounts distributed from all plans in such Aggregation Group to or on behalf of any participant during the period of five Plan Years ending on the Determination Date.

7.2.4.3.  The sum of (A) all rollover contributions (or fund to fund transfers) to the Plan by an Employee from a plan sponsored by an employer that is not the Employer, (B) any amount that is included in Sections 7.2.4.1 and 7.2.4.2 for a person who is a Non-Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year, and (C) any amount that is included in Sections 7.2.4.1 and 7.2.4.2 for a person who had not performed any services for the Employer at any time during the five-year period ending on the Determination Date.

7.2.5.  “Non-Key Employee” shall mean any person who is an Employee or a former Employee of the Employer in any Plan Year but who is not a Key Employee as to

that Plan Year. The term “Non-Key Employee” shall also include the beneficiaries of such persons.

7.2.6.  “Top-Heavy Plan” shall mean each plan in an Aggregation Group if, as of the applicable Determination Date, the Key Employee Ratio exceeds 60%, determined in accordance with section 416 of the Code.

Solely for the purpose of determining if the Plan, or any other plan included in a Required Aggregation Group of which this Plan is a part, is top-heavy, the accrued benefit of an Employee other than a Key Employee shall be determined under (A) the method, if any, that uniformly applies for accrual purposes under all plans maintained by the Employer, or (B) if there is no such method, as if such benefit accrued not more rapidly than at the slowest accrual rate permitted under the fractional accrual rate of section 411(b)(1)(C) of the Code.

7.3.   Minimum Contribution for Non-Key Employees.

7.3.1.  In each Plan Year in which the Plan is a Top-Heavy Plan, each Participant who is a Non-Key Employee (except a Participant who is a Non-Key Employee as to the Plan Year of reference but who was a Key Employee as to any earlier Plan Year) and who is employed by the Employer on the last day of such Plan Year will receive a total minimum Company Contribution (including forfeitures) under the Plan of not less than 3% of the Participant’s Statutory Compensation. All such Participants shall receive such minimum Company Contribution regardless of whether the Participant has performed 1,000 Hours of Service for such Plan Year.

7.3.2.  The percentage set forth in Section 7.3.1 shall be reduced to the percentage at which contributions, including forfeitures, are made (or required to be made) for a Plan Year for the Key Employee for whom such percentage is the highest for that Plan Year. This percentage shall be determined for each Key Employee by dividing the contributions for such Key Employee by his Statutory Compensation for the Plan Year. All defined contribution plans required to be included in an Aggregation Group shall be treated as one plan for the purpose of this Section; however, this Section shall not apply to any plan that is required to be included in an Aggregation Group if such plan enables a defined benefit plan in the Aggregation Group to meet the requirements of section 401(a)(4) or section 410 of the Code.

7.3.3.  If a Non-Key Employee described in Section 7.3.1 participates in both a defined benefit plan and a defined contribution plan described in Section 7.2.1.1 and 7.2.1.2, the Participating Employer is not required to provide such Non-Key Employee with both the minimum benefit under the defined benefit plan and the minimum contribution. In such event, the Non-Key Employee shall receive the minimum contribution provided under the defined benefit Top-Heavy Plan.

7.3.4.  Notwithstanding the foregoing, if the maximum contribution described by Section 7.3 is required to be made with regard to any Non-Key Employee participating in the Penn Virginia and Affiliated Companies 401(k) Plan (the “401(k) Plan”),

pursuant to the terms of the 401(k) Plan and the Employer is not required to provide minimum contributions under both the 401(k) Plan and this Plan, then such Non-Key Employee shall receive a minimum contribution under the 401(k) Plan, but not under this Plan.

7.4.   Social Security.    The Plan, for each Plan Year in which it is a Top-Heavy Plan, must meet the requirements of this Article without regard to any Social Security or similar contributions or benefits.

7.5.   Employees Covered By Collective Bargaining Agreements.    Sections 7.3 and 7.4 shall not apply with respect to any employee included in a unit of employees covered by a collective bargaining agreement if there is evidence that retirement benefits were the subject of good faith bargaining between the Participating Employer and the employee representatives.

ARTICLE VIII

RULES GOVERNING BENEFIT CLAIMS AND REVIEW OF APPEALS

8.1.   Claims Procedure.    The Plan Administrator shall administer a claims procedure as follows:

8.1.1.  Initial Claim.    A Participant or Beneficiary who believes himself entitled to benefits hereunder (the “Claimant”), or the Claimant’s authorized representative acting on behalf of such Claimant, must make a claim for those benefits by submitting a written notification of his claim of right to such benefits. Such notification must be on the form and in accordance with the procedures established by the Plan Administrator. Except for benefits paid pursuant to Section 6.4, no benefit shall be paid under the Plan until a proper claim for benefits has been submitted.

8.1.2.  Procedure for Review.    The Plan Administrator shall establish administrative processes and safeguards to ensure that all claims for benefits are reviewed in accordance with the Plan document and that, where appropriate, Plan provisions have been applied consistently to similarly situated Claimants. Any notification to a Claimant required hereunder may be provided in writing or by electronic media, provided that any electronic notification shall comply with the applicable standards imposed under 29 CFR § 2520.104b–1(c).

8.1.3.  Claim Denial Procedure.    If a claim is wholly or partially denied, the Plan Administrator shall notify the Claimant within a reasonable period of time, but not later than 90 days after receipt of the claim, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 180 days from receipt of the claim. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Plan Administrator expects to render a benefit determination. A benefit denial notice shall be written in a manner calculated to be understood by the Claimant and shall set forth:

(i)  the specific reason or reasons for the denial, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the Claimant to perfect the claim, with reasons therefor, and (iv) the procedure for reviewing the denial of the claim and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA following an adverse benefit determination on review.

8.1.4.  Appeal Procedure.    In the case of an adverse benefit determination, the Claimant or his representative shall have the opportunity to appeal to the Plan Administrator for review thereof by requesting such review in writing to the Plan Administrator within 60 days of receipt of notification of the denial. Failure to submit a proper application for appeal within such 60 day period will cause such claim to be permanently denied. The Claimant or his representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim. A document, record or other information shall be deemed “relevant” to a claim in accordance with 29 CFR § 2560.503-1(m)(8). The Claimant or his representative shall also be provided the opportunity to submit written comments, documents, records and other information relating to the claim for benefits. The Plan Administrator shall review the appeal taking into account all comments, documents, records and other information submitted by the Claimant or his representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.1.5.  Decision on Appeal.    The Plan Administrator shall notify a Claimant of its decision on appeal within a reasonable period of time, but not later than 60 days after receipt of the Claimant’s request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the appeal. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate: (i) the special circumstances necessitating the extension and (ii) the date by which the Plan Administrator expects to render a benefit determination. An adverse benefit decision on appeal shall be written in a manner calculated to be understood by the Claimant and shall set forth: (i) the specific reason or reasons for the adverse determination, (ii) the specific reference to the Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the Claimant’s claim (the relevance of a document, record or other information will be determined in accordance with 29 CFR § 2560.503–1(m)(8)) and (iv) a statement of the Claimant’s right to bring a legal action under section 502(a) of ERISA.

8.2.   Litigation.    In order to operate and administer the claims procedure in a timely and efficient manner, any Claimant whose appeal with respect to a claim for benefits has been denied, and who desires to commence a legal action with respect to such claim, must commence such action in a court of competent jurisdiction within 90 days of receipt of notification of such denial. Failure to file such action by the prescribed time will forever bar the commencement of such action.

ARTICLE IX

PLAN ADMINISTRATOR

9.1.   Authority of Plan Administrator.    The Plan Administrator shall be the Plan’s “named fiduciary” and “administrator” as those terms are defined by ERISA, and its agent designated to receive service of process. The Plan Administrator shall have exclusive responsibility and authority to control and manage the operation and administration of the Plan, including the interpretation and application of its provisions, except to the extent such responsibility and authority are otherwise specifically (a) allocated to the Sponsor or the Trustee under the Plan and Trust Agreement; (b) delegated to other persons by the Sponsor, the Plan Administrator, or the Trustee; or (c) allocated to other parties by operation of law. The Plan Administrator shall have no investment responsibility with respect to the Trust Fund.

9.2.   Conclusive Determination of Plan Administrator.    The Plan Administrator shall have full responsibility and authority to interpret the Plan and such reasonable interpretation, made in good faith, shall be final and conclusive on any Employee, former Employee, Participant, former Participant and Beneficiary.

9.3.   General Equitable Authority to Correct Record-Keeping Mistakes.    Pursuant to the partial list of enumerated powers as set forth in this Article IX, the Plan Administrator shall have general equitable authority to correct allocation errors, as set forth in Article III, made as a result of good faith error(s) in record-keeping for the Plan.

9.4.   Reliance on Tables, etc.    In administering the Plan, the Plan Administrator will be entitled, to the extent permitted by law, to rely conclusively on all tables, valuations, certificates, opinions and reports which are furnished by any accountant, Trustee, counsel or other expert who is employed or engaged by the Plan Administrator or by the Sponsor on the Plan Administrator’s behalf.

9.5.   Identity of Plan Administrator.    The Plan Administrator shall be a committee selected by the Board of Directors. Any individual(s), including but not limited to a director, shareholder, officer, or other employee of the Sponsor, shall be eligible to serve as the Plan Administrator. If the Board of Directors does not designate a Plan Administrator, the Plan Administrator shall be the Sponsor and the Board of Directors may appoint an Administrative Committee to advise the Sponsor in performance of its duties as Plan Administrator. If created, the committee shall have three members as appointed from time to time by the Board of Directors. The committee shall operate according to rules and procedures similar to those set forth for operation of the Trustee described in Article X below. The Board of Directors shall have the power to remove the Plan Administrator and/or members of the committee at any time without cause and without notice. The Board of Directors shall notify the Trustee upon removal, resignation, or other replacement of the Plan Administrator and/or members of the committee.

9.6.   Duties of Plan Administrator.    The Plan Administrator shall keep whatever records may be necessary to implement the Plan and shall furnish whatever reports may be required from time to time by the Trustee and whatever information may be necessary properly to administer the Trust. The Plan Administrator shall see to the filing with the appropriate government agencies of all reports and returns required under ERISA and other applicable laws. In addition, the Plan Administrator shall establish reasonable procedures to determine the qualified status of domestic relations orders that relate to the Plan, as provided in section 414(p) of the Code.

9.7.   Responsibilities to Participants.    The Plan Administrator’s responsibilities shall include, but not be limited, to the following. The Plan Administrator shall determine which Employees are to enter the Plan according to the terms of the Plan. The Plan Administrator shall furnish to each eligible Employee whatever summary plan description, summary annual reports, and other notices and information may be required by ERISA. The Plan Administrator also shall determine when a Participant or his Beneficiary qualifies for benefits under the Plan and shall provide for the distribution of benefits in the proper form and amount from the assets of the Trust Fund. The Plan Administrator shall, at least 30 but no more than 90 days prior to making any distribution, including a distribution that qualifies as an Eligible Rollover Distribution according to section 402(a)(5)(E) of the Code, furnish the Distributee with the written statement required by section 402(f) of the Code. The required written statement must explain the tax consequences of the distribution, including the circumstances under which the distribution may be transferred to an Eligible Retirement Plan as described in section 402(c)(8)(B) of the Code, without being subject to current tax, and under which a lump-sum distribution may be taxed at favorable forward-averaging rates.

9.8.   Establishment of Participants’ Accounts.    The Plan Administrator shall maintain on its records for each Participant any and all Accounts that may be necessary in connection with participation in the Plan.

9.9.     Plan Expenses.    The reasonable expenses incurred by the Plan Administrator in connection with the operation of the Plan, including, but not limited to, the expenses incurred by reason of the engagement of professional assistants and consultants, shall be expenses of the Plan and shall be payable from the Trust Fund at the direction of the Plan Administrator. The Sponsor shall have the option, but not the obligation, to cause the Participating Employer to pay any such expenses, in whole or in part, and, by doing, to relieve the Trust Fund from the obligation of bearing such expenses. Payment of any such expenses by the Participating Employer on one occasion shall not bind the Participating Employer to pay any similar expenses on any subsequent occasion.

9.10.   Indemnification of Plan Administrator.    Each person who serves as Plan Administrator and any other person who is an employee or director of the Participating Employer shall be indemnified by the Participating Employer against expenses (other than amounts paid in settlement to which the Participating Employer does not consent) reasonably incurred by him in connection with any action to which he may be a party by reason of his performance of administrative functions and duties under the Plan, except in relationship to matters as to which he shall be adjudged in such action to be personally guilty of willful misconduct in the performance of his duties. The foregoing right to indemnification shall be in addition to such other rights as the person serving as Plan Administrator may enjoy as a matter of law or by reason of insurance coverage of any kind. Rights granted hereunder shall be in addition to and not in lieu of any rights to indemnification to which the person serving as a Plan Administrator or other person may be entitled pursuant to the bylaws of the Participating Employer.

ARTICLE X

TRUST FUND

10.1.   Designation of Trustee.    The Sponsor, by appropriate resolution of its Board of Directors, shall name and designate a Trustee and enter into a Trust Agreement with such Trustee. The Sponsor shall have the power, by appropriate resolution of its Board of Directors, to amend the Trust Agreement. All of the assets of the Plan shall be held in trust by the Trustee for use in accordance with this Plan in providing for the benefits hereunder.

10.2.   Exclusive Benefit.    No part of the corpus or income of the Trust Fund shall be used for or diverted to purposes other than for the exclusive benefit of Participants and their Beneficiaries, except as specifically provided in this Plan and in the Trust Agreement.

10.3.   No Interest in Fund.    No person shall have any interest in, or right to, any part of the assets or income of the Trust Fund, except to the extent expressly provided in this Plan and in the Trust Agreement.

10.4.   Trustee to be Fiduciary.    The Trustee shall be a fiduciary with respect to management and control of Trust Assets and shall have exclusive and sole responsibility for the custody and investment thereof in accordance with the Trust Agreement.

10.5.   Investments.

10.5.1.  The Trustee shall invest each Participant’s Company Contribution Account in an investment medium dedicated to Company Stock, except as set forth in Section 10.6 and except as otherwise prudent and necessary. All contributions allocated to Participants’ Company Contribution Accounts and not invested in Company Stock or pursuant to Section 10.6 shall be held by the Trustee in cash or cash instruments. Such investments acquired in the manner prescribed by the Plan shall be held by or for the Trustee.

10.5.2.  If the Trustee shall receive a tender for all or a portion of the Company Stock held by the Plan from any person other than the Sponsor, the Trustee shall communicate the tender, along with all accompanying materials, to Participants. The Trustee shall also provide Participants with such information, including the opinions of professional advisors as may be engaged by the Trustee in his discretion, as shall be necessary for Participants to make an informed decision with respect to such tender. Each Participant in the Plan shall direct the Trustee as to tender of shares of Company Stock held in his individual Account in the

Trust and not held in the Unallocated Stock Suspense Account with respect to such tender offer. Such direction shall be made upon a proxy form upon which directions may be indicated to the Trustee. The Trustee shall tender such allocated shares of Company Stock as instructed by Participants. Unallocated Shares in the Suspense Account and allocated shares for which no direction is received shall be tendered in proportion to the number of shares of Company Stock tendered by Participants according to the above-described proxy as a fraction of all shares of Company Stock for which directions are received from Participants. Fraction shares of Company Stock for which directions are received shall be combined to the extent practicable to reflect Participants’ directions. Subject to a decision in favor of such tender (if such tender offer is not from the Sponsor) and subject to any restrictions on transfer of Company Stock contained in the certificate of incorporation or the bylaws of the Sponsor, the Trustee may sell shares of Company Stock to any person (including the Sponsor) provided that any such sale must be made at a price not less favorable to the Plan than fair market value.

10.6.   Participant Diversification of Investments.

10.6.1  Notwithstanding any Plan provision to the contrary, a Participant who is a Qualified Participant may elect, within 90 days after the last day of each Plan Year in his Qualified Election Period, to direct the investment of 25% or 50% with respect to the last year of the Qualified Election Period) of the sum of (A) the value of his Accounts, determined as of the Valuation Date coincident with the last day of the preceding Plan Year, plus (B) the aggregate amount of distributions paid to the Participant during his Qualified Election Period. The amount of the Participant’s Account a Participant may direct shall be reduced by the aggregate amount of distributions paid to the Participant during his Qualified Election Period.

The Participant shall make an election under this Section in writing in a form prescribed by the Plan Administrator.

10.6.2.  A Qualified Participant who makes an election under this Section 10.6 to direct a portion of his Account under the Plan shall either: (a) be offered the opportunity to invest the diversified portion in at least three investment options under the Plan other than investment in employer securities; or (b) receive, upon the Participant’s written consent, the directed portion as a distribution under the Plan. Any investment or distribution under this Section 10.6 shall be made within 90 days after the last day of the 90-day election period described above in which the Participant elects to receive a distribution.

10.7.   Voting of Company Stock.    Each Participant in the Plan shall direct the Trustee as to voting of shares of Company Stock held in his individual Account in the Trust and not held in the Unallocated Stock Suspense Account with respect to all corporate matters upon which the Sponsor’s shareholders are entitled or permitted to vote. At the time proxy materials are forwarded to the Sponsor’s shareholders for each annual or special meeting, the Sponsor shall furnish each Participant who has an Account that includes Company Stock such proxy materials and a proxy form upon which voting directions may be indicated to the Trustee. Each Participant shall have one vote for each share of Company Stock credited to his Accounts. The Trustee shall vote such allocated shares of Company Stock as instructed by Participants. Shares of Company Stock held by the Plan in the Unallocated Stock Suspense Account and allocated shares for which no direction is received shall be voted in the same proportion as allocated shares for which direction is received from Participants. Fractional shares of Company Stock for which directions are received shall be combined to the extent practicable to reflect Participants’ directions.

10.8.   Liability of Trustee.    The Trustee and all persons employed by the Sponsor who are engaged in administering the Plan shall be entitled to rely upon all valuations, certificates and reports furnished by an accountant on behalf of the Trust or by an Independent Appraiser selected by the Trustee, and upon all opinions given by any legal counsel selected by the Trustee. The Trustee, the Participating Employer, and its officers and directors and all persons employed by Participating Employers who are engaged in administering the Plan (a) shall be fully protected with respect to any action taken by them in good faith which is based upon such valuation, certificate, report or opinion and all actions so taken shall be conclusive and binding upon all persons under the Plan; and (b) shall not be personally liable by reason of any instrument made or executed by them or on their behalf or in the course of administering the Plan or for any mistake of judgment made by them or any other person, or for any neglect, omission or wrongdoing of any other person or for any loss to the Plan unless resulting from their own willful misconduct.

10.9.   Indemnification.    Each Trustee who is an individual and each director and officer of the Participating Employer shall be indemnified by the Participating Employer to the extent permitted by law against all expenses (including costs and attorneys’ fees) actually and necessarily incurred or paid by him in connection with the defense of any action, suit or proceeding in any way relating to or arising from the Plan to which he may be made a party by reason of his being or having been a Trustee, or a director or officer of the Participating Employer or by reason of any action or omission or alleged action or omission by him in such capacity, and against any amount or amounts which may be paid by him (other than to the Participating Employer) in reasonable settlement of any such action, suit or proceeding, where it is in the interest of the Participating Employer that such settlement be made. In cases where such action, suit, or proceeding shall proceed to final adjudication, such indemnification shall not extend to matters as to which it shall be adjudged that such Trustee or, director or officer of the Participating Employer is liable for willful misconduct in the performance of his duties as such. The right of indemnification herein provided shall not be exclusive of other rights to which any Trustee, director or officer of the Participating Employer may now hereafter be entitled, shall continue as to a person who has ceased to be a Trustee or, director or officer of the Participating Employer and shall inure to the benefit of the heirs, executors and administrators of such Trustee, director or officer of the Participating Employer.

ARTICLE XI

ACQUISITION LOANS

11.1.   Acquisition Loan for Financing Purchase of Company Stock.    The Trustee may cause the Plan to incur Acquisition Loans from time to time to finance the acquisition of Company Stock or to repay a prior Acquisition Loan. An installment obligation incurred in connection with the purchase of Company Stock shall be treated as an Acquisition Loan. Except as provided below, an Acquisition Loan shall be for a specific term, shall bear a reasonable rate of interest and shall not be payable on demand except in the event of default, provided that the default provisions under such Acquisition Loan comply with exempt loan regulations issued under section 4975(d)(3) of the Code. An Acquisition Loan shall be without recourse against the Plan. The only Trust Assets that may be given as collateral on an Acquisition Loan are Financed Shares acquired with the proceeds of the Acquisition Loan and Financed Shares pledged as collateral on a prior Acquisition Loan repaid with the proceeds of the current Acquisition Loan. No person entitled to payment under an Acquisition Loan shall have any right to Trust Assets other than collateral given for such Acquisition Loan, contributions made under this Plan to meet the Plan’s obligations under such Acquisition Loan, and earnings attributable to the collateral or to investment of such contributions. If an Acquisition Loan is an Exempt Loan, the Acquisition Loan documents must provide for a transfer of Trust Assets on default only upon and to the extent of the failure of the Trust to meet the payment schedule of the Acquisition Loan. Any pledge of Financed Shares must provide for the release of the shares so pledged as payments on the Acquisition Loan are made and such Financed Shares are allocated to Participants’ Company Stock Accounts under Section 4.4. The Trustee may use Company Contributions and earnings attributable to Company Contributions (including cash dividends received on Financed Shares to the extent described in Section 4.5, including both dividends paid on unallocated Financed Shares and dividends paid on allocated Financed Shares, that the Trustees determines should be applied to repayment of the Acquisition Loan related to such Financed Shares) to make payments of principal and/or interest on any Acquisition Loan.

11.2.   Release of Financed Shares.    Any Financed Shares acquired by the Trust shall initially be credited to the Unallocated Stock Suspense Account and will be allocated to the Company Stock Accounts of eligible Participants only as payments on the Acquisition Loan are made by the Trustee. The number of Financed Shares to be released from the Unallocated Stock Suspense Account for allocation to Participants’ Company Stock Accounts for each Plan Year shall be the number of Financed Shares held in the Unallocated Stock Suspense Account immediately before the release for the current Plan Year multiplied by a fraction, the numerator of which is the amount of principal paid on the Acquisition Loan for that Plan Year and the denominator of which is the sum of the numerator and the total of all payments of principal on that Acquisition Loan to be paid during the remaining term of the Acquisition Loan.

Notwithstanding the foregoing, the release method described shall be used only if:

11.2.1.  the Acquisition Loan provides for annual payments of principal and interest at a cumulative rate that is not less rapid at any time than level annual payments of such amounts for ten years;

11.2.2.  interest included in any payment on the Acquisition Loan is disregarded only to the extent that it is interest determined under standard loan amortization tables; and

11.2.3.  the sum of the expired duration of an Acquisition Loan, the renewal period, the extension period, and the duration of a new Acquisition Loan does not exceed ten years by reason of a renewal, extension, or refinancing of an Acquisition Loan.

If any of these three conditions are not met, then, notwithstanding the foregoing, the numerator of the fraction above shall be the amount of principal and interest paid on the Acquisition Loan for that Plan Year and the denominator shall be the sum of the numerator and the total of all payments of principal and interest on that Acquisition Loan to be paid during the remaining term of the Acquisition Loan. The Plan Administrator may also designate, by certificate provided to the Trustee after the Trust has entered into an Acquisition Loan but prior to release of stock resulting from repayment of such Acquisition Loan, that the release method shall be according to payments of principal and interest rather than principal only. Such certificate shall be binding upon the Trustee.

11.3.   Company Stock Acquired through an Acquisition Loan.    Company Stock acquired with the proceeds of an Acquisition Loan shall not at that time or any time thereafter be subject to any put, call, option, buy-sell or other similar arrangement, other than the Put Option described in Section 6.8. This restriction and the Put Option described in Section 6.8 shall continue notwithstanding termination of this Plan or termination of the status of this Plan as an employer stock ownership plan under section 4975(c)(7) of the Code and regulations thereunder.

ARTICLE XII

NO ASSIGNMENT OF BENEFITS

12.1.   No Assignment of Benefits.    A Participant’s Account or his entitlement to receive any benefit under this Plan may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution or other legal or equitable process, except in accordance with a Qualified Domestic Relations Order as defined in section 414(p) of the Code and described in Section 12.2 below.

12.2.   Qualified Domestic Relations Orders.    A person other than a Participant or his Beneficiary may acquire an interest in the Participant’s benefits pursuant to a Qualified Domestic Relations Order. Upon receipt of a Domestic Relations Order, the Plan Administrator shall promptly notify the Participant and any Alternate Payee named in such order of the receipt of such order and the Plan’s procedures for determining the qualified status of Domestic Relations Orders. The order must not require any form or type of benefit of any option not available under this Plan, must not require the Plan to provide benefits greater in value than the Actuarial Equivalent of the benefits otherwise provided hereunder, and must not require any payment which would be in conflict with a payment required to be made to another Alternate Payee under the terms of a prior Qualified Domestic Relations Order. Within a reasonable period after receipt of such order (but in no event longer than eighteen months) the Plan Administrator shall notify the Participant and each Alternate Payee of its determination. Pending such determination the Plan Administrator shall direct the Trustees to segregate the Trust Assets subject to such order in either a separate account in the Trust Fund or in an escrow account. At the conclusion of the eighteen-month period (or on such earlier date as the determination of qualified status has been made) the Trust Assets subject to the order shall be paid pursuant to the terms of the order provided the order is qualified. If the order is not qualified (or no determination can be made within such time period) the Trust Assets shall be paid in the same manner as if the order had not been issued. The Plan Administrator shall establish reasonable procedures to implement the requirements of this Section 12.2.

ARTICLE XIII

FIDUCIARY RESPONSIBILITY

13.1.   Named Fiduciary.    The Plan Administrator, the Trustee, and the Sponsor shall be the Named Fiduciaries for the Plan within the meaning of section 402(a) of ERISA.

13.2.   Bonding of Fiduciaries.    The Plan Administrator shall insure that the Trustee and all other Plan fiduciaries handling funds are bonded in accordance with section 412 of ERISA.

13.3.   Responsibility of Fiduciaries.    Any fiduciary with respect to the Plan shall discharge his duties solely in the interests of Participants and Beneficiaries for the exclusive purpose of providing benefits to Participants and Beneficiaries and defraying reasonable expenses of the Plan. In addition, any fiduciary with respect to the Plan shall discharge his duties with the care, skill, prudence, and diligence under the circumstances then prevailing that a prudent person acting in a like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims.

ARTICLE XIV

FUTURE OF PLAN

14.1.   Possibility of Amendment or Termination.    The Sponsor reserves the right to amend or terminate this Plan (in whole or in part) and the Trust Agreement at any time, by action of its Board of Directors. Neither amendment or termination of the Plan shall retroactively reduce the accrued benefits or vested rights of Participants nor permit any part of the Trust Assets to be diverted to or used for any purpose other than for the exclusive benefit of the Participants (and their Beneficiaries).

The Sponsor specifically reserves the right to amend the Plan and the Trust Agreement retroactively in order to satisfy any applicable requirements of the Code and ERISA.

The Sponsor further reserves the right to terminate the Plan in the event of a determination by the Internal Revenue Service (after a timely “Application for Determination” is filed) that the Plan initially fails to satisfy the applicable requirements of section 401(a) of the Code. In that event, all Trust Assets shall (upon written direction of the Sponsor) be returned to the respective Participating Employers, and the Plan and the Trust shall terminate.

14.2.   Merger or Consolidation.    In the event of the merger or consolidation of this Plan with another plan, or the transfer of Trust Assets (or liabilities) to another plan, the

Account balances of each Participant immediately after such merger, consolidation, or transfer must be at least as great as immediately before such merger, consolidation, or transfer (as if the Plan had then terminated).

ARTICLE XV

VETERANS’ REEMPLOYMENT RIGHTS

Notwithstanding any provision of the Plan to the contrary, contributions, benefits and service credit with respect to Qualified Military Service will be provided in accordance with section 414(u) of the Code as summarized below:

15.1.   Crediting Service.

15.1.1.  An Employee reemployed by the Employer in accordance with Chapter 43 of Title 38 of the United States Code shall be treated as not having incurred a Break in Service with the Employer by reason of such Employee’s period of Qualified Military Service.

15.1.2.  Upon reemployment by the Employer in accordance with Chapter 43 of Title 38 of the United States Code, an Employee’s period of Qualified Military Service shall be deemed service with the Employer for purposes of determining the vested percentage of the Employee’s Account.

15.2.   Compensation.    An Employee who is in Qualified Military Service shall be treated as receiving compensation from the Employer during such period of Qualified Military Service equal to:

15.2.1.  the compensation the Employee would have received during such period if the Employee were not in Qualified Military Service, determined based on the rate of pay the Employee would have received from the Employer but for absence during the period of Qualified Military Service; or

15.2.2.  if the compensation the Employee would have received during such period was not reasonably certain, the Employee’s average compensation from the Employer during the 12-month period immediately preceding the Qualified Military Service (or, if shorter, the period of employment immediately preceding the Qualified Military Service).

15.3.   Qualified Military Service.    For purposes of the Plan, the term “Qualified Military Service” means any service in the “uniformed services” (as defined in Chapter 43 of Title 38 of the United States Code) by any Employee if such Employee is entitled to reemployment rights under such Chapter with respect to such service.

15.4.   Earnings and Forfeitures.    Nothing in this Article XVI shall be construed as requiring:

15.4.1.  any crediting of earnings to an Employee with respect to any contribution before such contribution is actually made; or

15.4.2.  the allocation of any forfeiture with respect to the period of an Employee’s Qualified Military Service.

ARTICLE XVI

GENERAL PROVISIONS

16.1.   No Employment Rights.    Neither the action of the Sponsor or another Participating Employer in establishing the Plan, nor any provisions of the Plan, nor any action taken by the Participating Employer or by the Plan Administrator shall be construed as giving to any Employee of the Participating Employer the right to be retained in its employ, or any right to payment except to the extent of the benefits provided in the Plan to be paid from the Trust Fund.

16.2.   Source of Benefits.    All benefits payable under the Plan shall be paid or provided solely from the Trust Fund, and the Participating Employer assumes no liability or responsibility therefor.

16.3.   Governing Law.    Except to the extent superseded by ERISA, all questions pertaining to the validity, construction, and operation of the Plan shall be determined in accordance with the laws of the Commonwealth of Pennsylvania.

16.4.   Incapacity.    If the Plan Administrator deems any Participant or Beneficiary who is entitled to receive benefits hereunder incapable of receiving or disbursing the same by reason of age, illness, or infirmity or incapacity of any kind, the Plan Administrator may direct the Trustee to apply such payments directly for the comfort, support and maintenance of such Participant or Beneficiary, or to pay the same to any responsible person caring for the Participant or Beneficiary who is determined by the Plan Administrator to be qualified to receive and disburse such payments for the Participant’s or Beneficiary’s benefit; and the receipt by such person shall be a complete acquittance for the payment of the benefit. Payments pursuant to this Section shall be complete discharge to the extent thereof of any and all liability of the Participating Employer, the Plan Administrator, the Trustee, and the Trust Fund.

16.5.   Adoption of Plan By Other Employer.    Any Participating Employer presently existing or hereafter acquired may, with the consent of the Sponsor, adopt this Plan and the Trust created hereunder. In the event that a Participant is transferred from a Participating Employer to another Participating Employer, the Participant shall retain his Accounts under the Plan and all credits for service under the Plan.

To record the adoption of this amendment and restatement of the Plan, Penn Virginia Corporation has caused this document to be executed this              day of             , 2001.

PENN VIRGINIA CORPORATION

By:	/s/
President

Attest:	/s/
Secretary

Seal

APPENDIX A

Penn Virginia Corporation
Penn Virginia Coal Company
Penn Virginia Oil and Gas Corporation
Penn Virginia Oil and Gas Corporation, a Texas corporation (effective July 1, 2001)
Penn Virginia Resources GP, LLC (effective September 14, 2001)